                                                                  Exhibit 99.77C

                           ACTIONS BY THE SHAREHOLDERS

                    ANNUAL MEETING HELD ON DECEMBER 18, 2007

     Each of the following resolutions was, individually, presented to the shareholders for their consideration. By unanimous voice consent vote the shareholders approved the following resolutions:

                             I ELECTION OF DIRECTORS

RESOLVED:
     The shareholders elect the existing Board members, John H. McCoy, George W. Connell, Joseph Fabrizio, James A. Fisher, Jr., and Joseph V. Somers, to serve for the ensuing year. These consist of the entire board that served throughout 2007.

                    II EMPLOYMENT OF AUDITORS AND AUDIT FEES

RESOLVED:
     The shareholders approve the board's recommendation to re-employ Beard Miller, LLP, Harrisburg, Pennsylvania as the Company's auditor for the fiscal year ending August 31, 2008. The fee for auditing the Company's annual financial statement for this period is expected to be $17,000.00. It is be noted that the firm provides only audit services and provides no service to the investment advisor, and will maintain the required independence.

              III REAPPOINTMENT OF THE EXISTING INVESTMENT ADVISOR

RESOLVED:

     Haverford Investment Management, Inc. shall be reappointed as the Company's investment advisor. The advisory contract as submitted to the shareholders at the annual meeting on January 2, 2007 shall remain in force, without alteration.

                       IV CERTIFICATION BY ACCESS PERSONS

RESOLVED:
     Pursuant to the Ethics Rule adopted by the Company the Shareholders/Directors, who are access persons within the meaning of the code, the Investment Company Act and the regulations thereunder, certify that they have duly reported investment information to the Company's compliance officer and have otherwise abided by the code requirements.